Exhibit 99.1

Company contact:
Gillian Kane
(303) 542-1860
gkane@tetonpetroleum.com
www.tetonpetroleum.com

Teton Petroleum Releases Additional Details on its
Eastern Denver-Julesburg Basin Acquisition

DENVER - (PR Newswire) - May 6, 2005 - Teton Petroleum Company (AMEX: TPE), a US based independent energy company with operations in the Rocky Mountain region, today released further details on its acreage acquisition in the Eastern Denver-Julesburg Basin, originally announced on April 14, 2005. Some details of the transaction had previously been withheld under a confidential status filing with the Securities and Exchange Commission for competitive reasons, while additional acreage was acquired.

Teton signed a Letter of Intent on December 17, 2004 and a formal Purchase and Sale Agreement on January 10, 2005 with Apollo Energy, LLC and ATEC Energy Ventures, LLC. On April 14, 2005, Teton closed on leasehold interests covering over 123,000 acres based on due diligence work being performed on approximately 180,000 acres. The remaining 57,000 acres are expected to close by the end of second quarter, pending title curative. The properties carry a net revenue interest of approximately 82.3%.

The purchase price for the 123,000 acres was approximately $ 1,968,500 in cash, plus 281,223 unregistered shares of common stock and 140,611 warrants, exercisable at $1.75 per share for a period of three years. The closing price of Teton common stock on December 17, 2004, the day the warrants were issued, was $1.69.

Since the beginning of the year, Teton has reinvested approximately $8 million of the proceeds received from the sale of its Russian operations in July 2004. Teton has sufficient cash on hand to fund its entire 2005 capital drilling program in the Piceance Basin as well as its 2005 exploration program for the Eastern DJ Basin project without raising additional capital.

About Teton Petroleum Company

Teton Petroleum is an exploration and production company with operations in the Rocky Mountains region of the U.S., and is headquartered in Denver, Colorado. The Company's common stock trades as TPE on the American Stock Exchange. More information about the Company is available on the Company's website, www.tetonpetroleum.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results is included in Teton's annual report on Form 10-K for the year ended December 31, 2004. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.tetonpetroleum.com. Copies are available without charge, upon request from the Company.

For more information, please contact:
Gillian Kane
gkane@tetonpetroleum.com
(303) 542-1878